Exhibit 4.2

NEW PLAN EXCEL REALTY TRUST, INC.

OFFICERS’ CERTIFICATE PURSUANT TO

SECTIONS 301 AND 303 OF THE INDENTURE

Pursuant to Sections 301 and 303 of the Indenture, dated as of January 30, 2004 (the “Indenture”), between New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), and U.S. Bank Trust National Association, as trustee (the “Trustee”), John B. Roche and Steven F. Siegel, officers of the Company, do hereby certify that:

1.             The title of a series of debt securities to be issued by the Company under the Indenture is “Medium-Term Notes Due Nine Months or More from Date of Issue” (the “Notes”).

2.             The Notes have been established as a series of securities to be issued under the Indenture in resolutions adopted by the Board of Directors of the Company (the “Board Resolutions”) in accordance with Section 301 of the Indenture, a copy of said Board Resolutions being attached hereto as Exhibit A and made a part hereof.

3.             The forms and terms of the Notes issued as Fixed Rate Notes and Floating Rate Notes are hereby respectively established, pursuant to the Board Resolutions and authority granted therein, as the forms of and the terms contained in the forms of Fixed Rate Notes and Floating Rate Notes attached hereto as Exhibit B and made a part hereof, subject to changes in such forms and the establishment of additional and/or different terms by an authorized representative of the Company in the manner contemplated in the Company Order delivered to the Trustee contemporaneously herewith pursuant to Section 303 of the Indenture.

4.             The aggregate initial principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) is U.S. $400,000,000 (or the equivalent thereof in one or more other currencies).

5.             Notes are issuable as Registered Securities in global book-entry form through the facilities of The Depository Trust Company or in certificated form.

6.             The provisions relating to defeasance and covenant defeasance contained in Sections 1402 and 1403 of the Indenture apply to the Notes.

7.             The Notes will not be guaranteed.

8.             To the best of each of the undersigned’s knowledge, no Event of Default with respect to any of the securities issued under the Indenture has occurred and is continuing.

Each of the aforementioned officers of the Company has read all of the conditions precedent relating to the issuance, authentication and delivery of the Notes contained in the Indenture and the definitions therein relating thereto, has read the Board Resolutions and has examined the forms of Notes.  In the opinion of each of such officers, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all such conditions precedent have been complied with and, in the opinion of each such officer, all such conditions precedent have been complied with.

IN WITNESS WHEREOF, the undersigned have hereunto signed their names this 19th day of January, 2005.

By:	/s/ John B. Roche
John B. Roche
Executive Vice President and
Chief Financial Officer

By:	/s/ Steven F. Siegel
Steven F. Siegel
Executive Vice President, General
Counsel and Secretary